SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Filed by the Registrant X
         Filed by a Party other than the Registrant |_| Check the appropriate box:


|_|  Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2)
X  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              GREENLAND CORPORATION
                (Name of Registrant as specified in its charter)

                         Commission File Number: 017833


(Name of Registrant as specified in its charter)
Commission File Number: 017833


(Name of Person(s) Filing Proxy Statement)
GREENLAND CORPORATION

Payment of Filing Fee (Check the appropriate box):

X  No fee required.
|_| Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:



     (2)  Aggregate number of securities to which transaction applies:



     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11. (Set forth the amount on which the filing is calculated and state how it was determined):



     (4)  Proposed maximum aggregate value of transaction:



     (5)  Total fee paid:



|_|  Fee paid previously with preliminary materials.


|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previ ous filing by registration statement number, or the Form or Schedule and the date of its filing.

GREENLAND
CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               AND PROXY STATEMENT

To the Shareholders of Greenland Corporation:

     Notice is hereby given that the Annual Meeting of the Shareholders of Greenland Corporation (the "Company") will be held at the Company's offices at 7084 Miramar Road, 4th Floor, San Diego, California 92121, on Friday, April 18, 1997 at 10:00 AM, for the following purposes:

         To elect directors for the ensuing year to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The present Board of Directors of the Company has nominated and recommends FOR election the following four persons:
                  Eric W. Gaer
                  Kevin G. Smith
                  Michael H. DeDomenico
                  Guy R. Nelson

         To elect the Company's independent auditors for the ensuing year. The Board of Directors has nominated Smith & Company and recommends FOR their election.
         To approve the change of the Company's name (and its NASD symbol) to AirLink Corporation. The Board of Directors recommends a vote FOR the change of the name of the Company.
         To amend the Company's Articles of Incorporation to effect the increase of its authorized common stock. The Board of Directors recommends a vote FOR the increase of common stock authorized from 25,000,000 shares to 50,000,000 shares.
         To amend the Company's Articles of Incorporation to authorize the issuance of up to 2 classes of Preferred Stock; 10,000 shares for each class. Par value to be determined at the discretion of the Board of Directors. The Board of Directors recommends a vote FOR the issuance of Preferred Stock.
         To adopt and ratify the proposed 1997 Stock Option Plan previously ratified by the Company's Board of Directors.
         To adopt and ratify the proposed 1997 Employee Stock Purchase Plan previously ratified by the Company's Board of Directors.
         To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 14, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A list of such shareholders shall be open to the examination of any shareholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting at the offices of Greenland Corporation.

         Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

         A copy of the Company's Form 10-KSB for the Fiscal Year ended December 31, 1996, filed with the Securities and Exchange Commission, is available to shareholders upon request.

         All shareholders are cordially invited to attend the meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/
                              Michael H. DeDomenico
                                        Secretary
March 17, 1997
San Diego, California

GREENLAND
CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               AND PROXY STATEMENT

San Diego, California
March 17, 1997

                            PROXY STATEMENT, REVISED

     The Board of Directors of Greenland Corporation, a Nevada corporation (the "Company" or "Greenland") is soliciting the enclosed Proxy for use at the Annual Meeting of Shareholders of the Company to be held on April 18, 1997 (the "Annual Meeting"), and at any adjournments thereof. This Proxy Statement was first sent to shareholders on or about March 14, 1997.
     Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the three nominees for directors named below, FOR the election of Smith & Company as the Company's independent auditors for the ensuing year, and FOR the ratification of all acts by officers and directors of the Company in the previous year. As to any other business which may properly come before the Annual Meeting and be submitted to a vote of the shareholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.
     A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting, by executing a later Proxy or by attending the Annual Meeting and voting in person.
     The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, or telegraph, by officers, directors, and other employees of the Company.
     The Company's mailing address is 7084 Miramar Road, 4th Floor, San Diego, California 92121, which is the address of the Company's offices.

                                     VOTING

     Shareholders of record at the close of business on March 14, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
     As of that date 19,167,091 shares of common stock, par value $.001, of the Company ("Common Stock") were outstanding (excluding warrants to purchase 1,528,000 shares), representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.
     Votes cast by Proxy or in person at the Annual meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote FOR or AGAINST any matter and thus will be disregarded in the calculation of "votes cast". Any unmarked Proxies, including those submitted by brokers or nominees, will be voted FOR the nominees of the Board of Directors, as indicated in the accompanying Proxy card.

                         SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 14, 1997, by (i) each of the Company's named executive officers and directors, and (ii) the Company's named executive officers and directors as a group.
     One shareholder, Blue Chip Securities, is beneficial owner of 1,465,125 shares of the Company's Common Stock, or 7.6% of the issued and outstanding shares at March 14, 1997.
     No other shareholder is known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities. These individuals have sole investment and voting power with respect to such shares. Their business address is the same as that of the Company.
     For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals listed below is the same as that of the Company.

                                     Number of Shares          Percent
Name                                Beneficially Owned    Beneficially Owned
------------------------------------------------------------------------------
Officers and Directors

Eric W. Gaer(1)
     President, CEO, Director ...........746,619                 3.9%

Kevin G. Smith(2)
     Chairman, CFO, Director ............700,000                 3.7%

Michael H. DeDomenico(3)
     Secretary, Director ................339,996.                1.8%

Guy R. Nelson(4)
     Director.............................25,000                 0.1%

Officers and Directors as a group
     (5 persons) ......................1,811,615                 9.5%


 ------------------------------------------------------------------------------
     (1)Excluding warrants now exercisable to purchase 500,000 shares of Greenland common stock. (2)Excluding warrants now exercisable to purchase 500,000 shares of Greenland common stock. (3)Excluding warrants now exercisable to purchase 500,000 shares of Greenland common stock.
     (4)Excluding warrants now exercisable to purchase 28,000 shares of Greenland common stock.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Board of Directors of the Company has nominated and recommends FOR election as directors the four persons named below, all of whom are currently serving as directors of the Company. The enclosed Proxy will be voted FOR the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.
     In voting for the election of directors of the Company under Nevada Corporation Law, if, prior to the commencement of voting, any shareholder has given notice of his intention to cumulate his votes at the meeting, then all shareholders may cumulate their votes in the election of directors for any nominee if the nominee's name was placed in nomination prior to the voting. Under cumulative voting, each share holder is entitled in the election of 4 directors to vote one vote for each share held by him multiplied by the number of directors to be elected, and he may cast all such votes for a single nominee for director or may distribute them among any two or more nominees as he sees fit. If no such notice is given, there will be no cumulative voting. In the absence of cumulative voting, each shareholder may cast one vote for each share held by him multiplied by the number of directors to be elected, but may not cast more votes than the number of shares owned for any candidate and therefore a simple majority of the shares represented and voting will elect all of the directors. Under either form of voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.
     In the event of cumulative voting, the Proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of directors, The Proxy may not be voted for more than three persons.

                         INFORMATION REGARDING NOMINEES

     The information set forth below as to each nominee for Director has been furnished to the Company by the respective nominees.
     Eric W. Gaer, 48, is President, Chief Executive Officer, and a Director of Greenland. He has been a Director since 1995. He has broad experience in the general development and promotion of high-technology products and services. Mr. Gaer has more than 25 years of professional experience in high-technology management and marketing. He has served in executive capacities for high-technology firms such as Merisel, Inc., Venture Software, Daybreak Technologies, Inc., and Personal Computer Products, Inc. Prior to joining Greenland, Mr. Gaer was President and Chief Executive Officer of Integrated Communications Access Network and President and Chief Executive Officer of Ariel Systems, Inc.. He earned his Bachelor's degree in Mass Communications from California State University at Northridge.
     Kevin Smith, 39, is Chairman of the Board, Chief Financial Officer, and a Director of Greenland Corporation. He has served as a Director since 1994. Mr. Smith is the past President of Exten Industries, a publicly traded company (OTC) in the biomedical industry. In 1992, Mr. Smith founded National Air and Energy, Inc., which is the marketer and manufacturer of a patented thermal engine known as the Sunchaser System.
     Michael DeDomenico, 52, is a Director of Greenland Corporation and President of its GAM subsidiary. He has served as a director since 1994. Mr. DeDomenico has been in the real estate business as a developer since 1977 and is the founder and President of GAM. Mr. DeDomenico is a full-time employee of the Company. He received his Bachelor's degree from Cal Western University and his Master of Arts degree from Northern Arizona University.
     Guy R. Nelson, 52, is a Director of Greenland Corporation. He recently retired from the Western Area Power Administration, a federal agency, where he had been Energy Services Manager since 1985. He has been involved in engineering and technical aspects of conservation, planning, design, and implementation of resource options, both demand-side and supply-side. Prior to his tenure at Western Area Power, Nelson served as Director of the Environmental Protection Agency's (EPA) Industrial Technology Transfer Division. A chemical engineer by trade, Nelson is an active participant in utility trade associations, including the California Municipal Utility Association and the Association of Energy Engineers. He is a board member of the American Council for an Energy Efficient Economy and the Utility Forum. He joined the Greenland Board of Directors in April 1996.

                              RECOMMENDATION OF THE
                               BOARD OF DIRECTORS

     The Board of Directors recommends that share holders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise on the accompanying Proxy.

                             EXECUTIVE COMPENSATION

     None of the Company's executive officers and directors received annual compensation (including salaries) over $60,000 during the year ended December 31, 1996.
     Notwithstanding the above, Eric W. Gaer and Kevin G. Smith have one-year employment contracts with the Company, renewable annually, which call for the payment of cash compensation of $98.800 per year. Michael H. deDomenico has a one-year employment contract with the Company, renewable annually, which calls for the payment of cash com pensation of $78.000 per year. At this time, each of the officers and directors noted above have been deferring contracted compensation in order to ease the burden on the Company's cash position.

                                   PROPOSAL 2
                        ELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Smith & Company to serve as the Company's independent accountants for the 1997 fiscal year. Smith & Company has served as the Company's independent accountants since 1994.

                                   PROPOSAL 3
                              CORPORATE NAME CHANGE

     On December 20, 1996, the Board of Directors unanimously adopted a resolution proposing that the name of the Company be changed from Greenland Corporation to AirLink Corporation.
     The Board of Directors recommends a vote FOR approval of the resolution since the new name of AirLink Corporation more accurately describes the principal business of the Company as a developer and marketer of high technology products devoted to automated meter reading for utilities; and more particularly to enable the Company to position itself better with a name that better fits is operational strategies.

                                   PROPOSAL 4
                           AMENDMENT OF THE COMPANY'S
                          ARTICLES OF INCORPORATION TO
                        INCREASE THE AMOUNT OF AUTHORIZED
                                  COMMON STOCK

     On December 20, 1996, the Board of Directors unanimously adopted a resolution proposing that Article FIFTH of Greenland Corporation's Articles of In corporation be amended to increase the authorized common stock of the Company from 25,000,000 to 50,000,000 shares.
     The Board of Directors recommends a vote FOR approval of the proposed amendment of the Articles of Incorporation to allow for the future financing of the Company's growth and expansions, as necessary.
     The proposed amendment cannot become effective unless it is approved by a majority of the stockholders entitled to vote thereon. The full text of the amendment is included as Exhibit A to this Proxy Statement.

                                   PROPOSAL 5
                           AMENDMENT OF THE COMPANY'S
                       ARTICLES OF INCORPORATION TO ISSUE
                            SHARES OF PREFERRED STOCK

     On December 20, 1996, the Board of Directors unanimously adopted a resolution proposing that Greenland Corporation's Articles of Incorporation be amended to authorize the issuance of up to two classes (A and B) of Preferred Stock; 10,000 shares for each class. At this time, the Board is uncertain as to a determination of the par value of such Preferred Stock or whether it will, in fact, issue such shares.
     The Board of Directors recommends a vote FOR approval of the proposed amendment of the Articles of Incorporation to allow for the future financing of the Company's growth and expansions, as necessary.
     The proposed amendment cannot become effective unless it is approved by a majority of the stockholders entitled to vote thereon. The full text of the Board resolution related to the amendment is included as Exhibit A to this Proxy Statement.

                                   PROPOSAL 6
                        ADOPTION AND RATIFICATION OF 1997
                                STOCK OPTION PLAN

     General: The 1997 Stock Option Plan of Greenland Corporation (the "Plan") was unanimously adopted by the Board of Directors on December 20, 1996. The Plan provides for the granting of incentive stock options or non-statutory stock options to key employees of the Company or any subsidiary and for the granting of non-statutory stock options to non-employee directors.
     Securities: The maximum number of shares of the Company's Common Stock which may be issued upon exercise of options granted under the Plan is 5,000,000 shares, $.001 par value per share (subject to adjustments as a result of any future stock splits, stock dividends, recapitalizations, reclassifications, combinations, consolidations and mergers). If an option granted under the Plan becomes unexercisable by expiration, surrender, termination or for any other reason, the number of shares which were subject to the option but as to which the option was not exercised will continue to be available under the Plan, and new options may be granted in respect of such shares.
     Eligibility: Any key employee or non-employee director of the Company or any of its subsidiaries is eligible to be granted options under the plan. An individual may hold more than one option, provided that the aggregate fair market value (determined as of the time the option is granted) of incentive stock options exercisable during any one calendar year may not, for any employee, exceed $250,000 (plus unused carryovers).

     Administration and Duration: The Plan is administered by Greenland Corporation's Board of Directors and, to the extent provided by the Board of Directors, a committee (the "Committee") appointed by the Board of Directors. The Board of Directors (or the Committee, if responsibility for any such matters is delegated by the Board of Directors to the Committee) (hereafter the "Administrator") is authorized to determine which employees are key employees, to select those key employees and non-employee directors to whom options are to be granted, to determine the number of shares to be subject to such option grants, and which options are to be incentive stock options (consistent with the
Plan), to establish such rules relating to the administration of the Plan as it may deem appropriate, and to issue such interpretations of the Plan and any outstanding options thereunder as it may deem necessary or advisable.
     The Board of Directors has the power to amend the Plan at any time; provided, however, that (except for adjustments resulting from stock splits, recapitalizations, etc.) the Board may not, without the approval of the Company's stockholders, amend the Plan to increase the number of shares available for options under the Plan, increase the maximum number of options which may be granted to a member or all members of the Board of Directors, materially increase the benefits accruing to individuals who participate in the Plan, modify the eligibility requirements of the grant of options under the
Plan,  or  modify  the  restriction  that no  options  granted  to  non-employee directors may be exercised prior to the first anniversary of the date it is granted. Further, no amendment of the Plan can, without the consent of the option holder, adversely affect any rights or obligations under any option previously granted.
     No option may be granted under the Plan after  December 31, 2006.
     Terms of Options: The Plan requires that the option price for options thereunder be at least 100% of the fair market value of the stock subject to the option on the date the option is granted, provided that the option price must be at least 100% of the fair market value in the case of incentive stock options granted to persons then owning, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of Greenland Corporation, any subsidiaries and any parent corporations. On December 20, 1996, the closing bid and asked prices of Greenland common stock on the over-the-counter market as reported by NASD Electronic Bulletin Board were $0.26 and $0.30 respectively.
     No option may have a term in excess of ten years from its date of grant and, except in the event of a merger, consolidation or reorganization of the Company, no option granted to a non-employee director may be exercised in whole or in part during the first year after it is granted. Incentive stock options granted to persons then owning directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company, any subsidiaries and any parent corporations, may not be exercised after five years from the date of grant. Subject to the foregoing, options become exercisable at such times and in such installments (which may be cumulative) as the Administrator provides in the terms of each individual option. The Administrator provides in the terms of each individual option when such option expires and becomes unexercisable.
     Any options granted under the Plan may, but need not, provide that the option exercise period is subject to early termination if the option holder ceases to be a director, officer or employee of the Company. The Plan also grants to the Administrator the authority to make the common stock issuable upon exercise of an option subject to a repurchase right in favor of the Company (or its assigns), exercisable upon the option holder's cessation of director or employee status, at the original option price paid by the option holder upon his or her exercise of the option. These repurchase rights shall be exercisable by the Company (or its assigns) upon such terms and conditions (including provisions for such rights to expire in one or more instruments) as the Administrator may specify in the agreement setting forth such rights. The Plan also grants the Administrator the discretion to assist any employee in financing the exercise of any options by authorizing a loan from the Company to the option holder, permitting the option holder to pay the option price in installments, or authorizing the Company to guarantee a third-party loan to the option holder.
     The Plan provides that upon the dissolution or liquidation of the Company or a merger or consolidation of the Company into another corporation, or upon certain other reorganizations, the Administrator may (a) accelerate in whole or in part the exercisability of outstanding options, (b) terminate in whole or in part outstanding options upon at least ten days' notice to the option holders, arrange to have the surviving corporation grant appropriately adjusted replacement options, or (d) cancel in whole or in part outstanding options upon payment to an option holder of cash equal to the different between (1) the fair market value of what the option holder would have received upon the merger, consolidation, dissolution or liquidation, as the case may be, had the option holder exercised the option immediately prior to the effective date of said event; and (2) the exercise price of the option.

     Subject to the Administrator's right to grant assistance in financing the exercise of options and/or to limit the following alternatives in the terms of particular stock option agreements, the Plan calls for option holders to pay the option price in full at the time of exercise in cash or by check, by the transfer to the Company of previously acquired shares of Greenland common stock having a fair market value (determined on the date of delivery to the Company) equal to the option price, or by a combination of cash and previously acquired shares of Greenland common stock. This provision could permit "pyramiding" of stock options, by which the delivery of even a small number of Greenland shares could enable a holder to enjoy the economic benefit of a full exercise without the need of paying any cash to the Company.
     The option holder must make such representations and execute such documents as the Company may require to effect compliance with applicable federal and state securities laws. Other than the stock option agreements executed in connection with each option grant, option holders are not provided with any periodic reports concerning the status of their individual options.
     In the event any change is made to the Com pany's common stock by reason of a stock split, stock dividend, recapitalization, reclassification, combination of shares, consolidation, or merger, unless such change results in the termination of all outstanding options, the Administrator has the discretion to make appropriate adjustments in the number and class of shares as to which all options then outstanding under the Plan will be exercisable, and in the option price per share. In such event, the Administrator may also adjust the maximum number of shares to which options may be granted to any one or to all directors. All such adjustments made by the Administrator will be final and binding upon the option holders, the Company, and other interested persons.
     Tax Consequences: The following is a general description of the federal income tax consequences of options granted under the Plan. Incentive stock options  granted  under the Plan are  intended  to satisfy the  requirements  of
Section 422A of the Internal Revenue Code. Non-statutory options granted under the Plan do not satisfy such requirements. The federal income tax treatment for the two types of options differs as follows:
     Incentive Stock Options: Incentive stock options un der the Plan are intended to be eligible for the favorable federal income tax treatment accorded to "incentive stock options" under the Code.
     There are generally no federal tax consequences to the option holder or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the option holder's alternative minimum tax liability, if any.
     If an option holder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the option holder upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the option holder disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the option holder will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the option holder's actual gain, if any, on the purchase and sale. The option holder's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to option holders who acquire stock subject to certain repurchase options or who are subject to
Section 16(b) of the Exchange Act.
     To the extent the option holder recognized ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.
     Non-Statutory Options. Non-statutory stock options granted under the Plan generally have the following income tax consequences:

     There are no tax consequences to the option holder or the Company by reason of the grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, the option holder normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the option holder. Upon disposition of the stock, the option holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to option holders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.
     Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in a particular year.
     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (a) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the option plan, including the per-employee limitation, is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by share holders.
     Other Tax Considerations. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.
     Options Not Transferable. Options granted under the Plan are not transferable, except by will or by the application of laws of descent and distribution.
     Vote Required. The approval of the holders of at least a majority of the shares of common stock outstanding and entitled to vote is required for approval of the adoption of the Plan.
     Recommendation of the Board of Directors. The Board of Directors recommends a vote FOR the adoption and ratification of the Plan.

                                   PROPOSAL 7
                        ADOPTION AND RATIFICATION OF 1997
                               STOCK PURCHASE PLAN

     General: The 1997 Employee Stock Purchase Plan ("Purchase Plan") was unanimously adopted by the Board of Directors on December 20, 1996. The Purchase Plan permits employees to purchase the Company's common stock at a discounted price. The Purchase Plan is designed to encourage and assist a broad spectrum of employees of the Company to acquire an equity interest in the Company through the purchase of its common stock. It is also intended to provide participating employees the tax benefits under Section 421 of the Code. The Purchase Plan covers an aggregate of 1,000,000 shares of the Company's common stock.
Management currently believes these shares to be sufficient for all stock purchases under the Purchase Plan for approximately two years.
     Eligibility. All employees, including executive officers and directors who are employees, customarily employed more than 20 hours per week and more than five months per year by the Company are eligible to participate in the Purchase Plan on the first enroll ment date following employment. However, employees who hold, directly or through options, five percent or more of the stock of the Company are not eligible to participate.
     Terms and Administration. Participants may elect to participate in the Purchase Plan by contributing up to a maximum of 15 percent of their compensation, or such lesser percentage as the Board may establish from time to time. Enrollment dates are the first trading day of January, April, July, and October or such other dates as may be established by the Board from time to time. The first enrollment date will be April 1997. On the last trading day of each December, March, June, and September, beginning in March 1997, or such other dates as may be established by the Board from time to time, the Company will apply finds then in each participant's account to the purchase of shares. The cost of each share purchased is 85 percent of the lower of fair market value of common stock on (a) the enrollment date or (b) the purchase date. The length of the enrollment period may not exceed a maximum of 24 months. No participant's right to acquire shares may accrue at a rate exceeding $25,000 of fair market value of common stock (determined as of the first trading day in an enrollment period) in any calendar year.
     The Board may administer the Purchase Plan or the Board may delegate its authority to a committee composed of not fewer than two outside directors and may delegate routine matters to management. The Board may amend or terminate the Purchase Plan at any time and may provide for an adjustment in the purchase price and the number and kind of securities available under the Purchase Plan in the event of a reorganization, recapitalization, stock split, or other similar event. However, amendments that would in crease the number of shares reserved for purchase, or would otherwise require shareholder approval in order to comply with Federal securities regulations, require shareholder approval. Shares available under the Purchase Plan may be either outstanding shares repurchased by the Company or newly issued shares.

     As of December 20, 1996, 7 employees of the Company were eligible to participate in the Purchase Plan. Since the number of shares purchased under the Purchase Plan by any employee and the purchase price thereof are determined by the level of voluntary contribution by such employee and the market price of the shares in effect from time to time, the Company currently cannot determine the number of shares that may be purchased in the future by any eligible individual or group of individuals or the purchase price thereof.
     Federal Tax Consequences. In general, participants will not have taxable income or loss under the Purchase Plan until they sell or otherwise dispose of shares acquired under the Purchase Plan (or die holding such shares). If the shares are held, as of the date of sale or disposition, for longer than both:
(a) two years after the beginning of the enrollment period during which the shares were purchased and (b) one year following purchase, a participant will have taxable ordinary income equal to 15 percent of the fair market value of the shares on the first day of the en rollment period (but not in excess of the gain on the sale). Any additional gain from the sale will be long-term capital gain. The Company is not entitled to an income tax deduction if the holding periods are satisfied.
     If the shares are disposed of before the expiration of both of the foregoing holding periods (a "disqualifying disposition"), a participant will have taxable ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. Such ordinary income is subject to information reporting requirements and may become subject to income and employment tax withholding. In addition, the participant will have taxable gain (or loss) measured by the difference between the sale price and the participant's purchase price plus the amount of ordinary income recognized, which gain (or loss) will be long-term if the shares have been held as of the date of sale for more than one year. The Company is entitled to an income tax deduction equal to the amount of ordinary income recognized by a participant in a disqualifying disposition.
     Special Federal Income Tax Consideration Due to Short Swing Profit Rule. The potential liability of a person subject to Section 16 of the Exchange Act to repay short-swing profits from the resale of shares acquired under a Company plan constitutes a "substantial risk of forfeiture" within the meaning of the above-described rules, which is generally treated as lapsing at such time as the potential liability under Section 16 lapses. Persons subject to Section 16 who would be required by Section 16 to repay profits from the immediate resale of stock acquired under a Company plan should consider whether to file a Section 83(b) election at the time they acquire stock under a Company plan in order to avoid deferral of the date they are deemed to acquire shares for federal income tax purposes. Vote Required. The approval of the holders of at least a majority of the shares of common stock outstanding and entitled to vote is required for approval of the adoption of the Purchase Plan. Recommendation of the Board of Directors. The Board of Directors recommends a vote FOR the adoption of the Purchase Plan.

                                  OTHER MATTERS

     The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting however, the persons names in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

                        STOCKHOLDER PROPOSALS FOR 1997
                                 ANNUAL MEETING

     Stockholder proposals intended to be presented at the 1997 Annual Meeting (the meeting to be held following the end of fiscal year 1997) must be received on or before December 31, 1997 by the Company at its office address set forth on the first page of this proxy statement, and all the other conditions of Rule 14a-8 under the Securities Exchange Act of 1934 must be satisfied, for such proposals to be included in Greenland Corporation's proxy statement and form of proxy relating to that meeting.

                              GREENLAND CORPORATION
                   SELECTED HISTORICAL COMBINED FINANCIAL DATA


YEAR ENDED DECEMBER 31,                                      1996                1995                1994
                                                          Audited             Audited             Audited
                                                   --------------       -------------      --------------

Gross revenues                                      $     542,534       $     452,315      $       90,206
Operating earnings (loss)                               (886,162)           (344,163)           (110,338)
Other income (loss)                                             -           (242,990)                   -
Net earnings (loss)                                     (886,162)           (587,153)           (110,338)
Earnings (loss) per common share                           (0.13)              (0.15)              (0.07)
                                                   --------------       -------------      --------------
Shares outstanding (weighted average)                   6,637,617           4,003,478           1,578,037

At Year End

Current assets                                            144,825              70,160                 727
Properties, net of depreciation                         5,054,875           5,096,627           5,733,596
Other assets                                            2,854,616           3,627,325              55,490
Total assets                                            8,054,316           8,794,112           5,789,813
                                                   --------------       -------------      --------------

Current liabilities                                       515,326             267,523             515,014
Long-term debt                                          3,481,202           3,925,089           3,715,311
Total liabilities                                       4,287,318           4,493,402           4,283,311
                                                   --------------       -------------      --------------

Paid-in capital                                         5,624,428           5,312,008           1,876,452
Retained deficit                                      (1,843,265)           (957,103)           (369,950)
Shareholders' equity                                    3,766,998           4,300,710           1,506,502
                                                   --------------       -------------      --------------

Common shares outstanding                              15,214,460          13,190,253           2,956,147

     The Company's Form 10-KSB for the fiscal year ended December 31, 1996 will be filed with the Securities and Exchange Commission in March 1997. Additional information is available to beneficial owners of Common Stock of the Company on the record date for the Annual Meeting of Shareholders.
     A copy of the Company's Form 10-KSB will be furnished without charge upon receipt of a written request identifying the person so request ing a report as a shareholder of the Company at such date. Requests should be directed to the Director of Shareholder relations.


          ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.



                       BY ORDER OF THE BOARD OF DIRECTORS


                                 /s/
                                 Michael H. DeDomenico
                                 Secretary



Dated: March 17, 1997

                                    EXHIBIT A
                PROPOSED AMENDMENTS OF ARTICLES OF INCORPORATION
                              GREENLAND CORPORATION



     Resolved, the Certificate of Incorporation of this Corporation be amended such that the first sentence of the paragraph numbers Article V AUTHORIZED SHARES so that as amended said sentence shall be read "The aggregate number of shares which the Corporation shall have authority to issue as 50,000,000 shares, having a par value of $0.001 (1 mil) per share."

     Resolved, the Certificate of Incorporation of this Corporation be amended such that Article V - AUTHORIZED SHARES shall include the authorization for the issuance of up to two classes of Preferred Stock (A and B); 10,000 shares for each class.

     Be it further resolved that the par value of said Preferred stock shall be determined at the discretion of the Board of Directors prior to issuance of said shares and that such par value be entered into the Articles of Incorporation after such determination.